UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(AMENDMENT NO. 1)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Sonder Holdings Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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EXPLANATORY NOTE

On November 8, 2024, Sonder Holdings Inc. filed with the U.S. Securities and Exchange Commission its Definitive Proxy Statement on Schedule 14A for its annual meeting of stockholders (the “Proxy Statement”) to be held on December 23, 2024 (the “Annual Meeting”). This Amendment No. 1 to the Proxy Statement (“Amendment No. 1”) is filed solely to amend the Proxy Statement to correct inadvertent clerical errors to the number of shares issued and outstanding and entitled to vote at the Annual Meeting and the number of shares representing a majority of the voting power that must be present online (by remote communication) or represented by proxy at the Annual Meeting to have a quorum.

This Amendment No. 1 amends the responses to the questions “Who can vote at the Annual Meeting?” and “What is the quorum requirement?” as set forth on pages 2 and 3 and page 7, respectively, of the Proxy Statement to reflect these corrections.

Except as described above and as reflected in the corrected sections set forth below, this Amendment No. 1 does not supersede, modify or update any disclosure in the Proxy Statement. In addition, this Amendment No. 1 does not reflect events occurring after the date of the Proxy Statement or modify or update such disclosure that may have been affected by subsequent events. You should read this Amendment No. 1 in conjunction with the Proxy Statement and the Proxy Statement should be read in its entirety, except as superseded by the information as reflected in the corrected sections set forth herein.

AMENDMENT NO. 1 TO PROXY STATEMENT

1.	The disclosure provided as the response to the question “Who can vote at the Annual Meeting?” beginning on page 2 of the Proxy Statement is hereby amended and restated in its entirety to read as follows:

Who can vote at the Annual Meeting?

Only stockholders of record of our common stock, par value $0.0001 per share, special voting common stock, par value $0.0001 per share (collectively, the “common stock”), and shares of our Series A Convertible Preferred Stock, par value $0.0001 per share (“Series A Preferred Stock”), at the close of business on the Record Date of November 1, 2024, will be entitled to vote at the Annual Meeting. On the Record Date, there were (i) 11,585,625 shares of common stock, including 551,051 shares of special voting common stock, and (ii) 10,491,000 shares of Series A Preferred Stock (after taking into account applicable beneficial ownership limitations as described below), which are convertible into 10,491,000 shares of common stock (based on a conversion price of $1.00, excluding accrued and unpaid dividends) and each entitled to 0.7 vote, or a total of 18,929,325 shares issued and outstanding and entitled to vote at the meeting. Each holder of common stock has one vote for each share of common stock they hold as of the Record Date. The holders of Series A Preferred Stock are entitled to vote on all matters submitted to the stockholders for a vote together with the holders of the common stock as a single class, on an as-converted basis with a number of votes per share equal to (x) the Liquidation Preference (as defined in the Certificate of Designation for the Series A Preferred Stock), plus an amount equal to all accumulated and unpaid dividends on such shares (including dividends accrued and unpaid on previously unpaid dividends) divided by (y) $1.47 (as adjusted for any stock dividends, splits, combinations or other similar events on the common stock or the Series A Preferred Stock); provided, that the Series A Preferred Stock will not have the right to vote to the extent that they are convertible into Excess Conversion Shares (as defined in the Certificate of Designation for the Series A Preferred Stock). As of the Record Date, each holder of Series A Preferred Stock is entitled to 0.7 vote for each share of Series A Preferred Stock they hold as of the Record Date, subject to any beneficial ownership limitation which only allows such holder to vote a number of shares of common stock representing up to a percentage between 4.9% and 19.9% of the fully-diluted shares of common stock outstanding as of the Record Date, as elected by such holder, if applicable.

Stockholders of Record. If shares of our common stock and Series A Preferred Stock are registered directly in your name with Sonder’s transfer agent, Computershare, Inc., you are considered the “stockholder of record” with respect to those shares, and you may vote those shares at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted.

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Street Name Stockholders. If shares of our common stock and Series A Preferred Stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the proxy materials were forwarded to you by your broker, bank or other nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless a control number was included on your Notice of Internet Availability or unless you request and obtain a valid proxy from your broker, bank or other nominee.

2.	The disclosure provided as the response to the question “What is the quorum requirement?” on page 7 of the Proxy Statement is hereby amended and restated in its entirety to read as follows:

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid stockholder meeting. A quorum will be present if stockholders holding at least a majority of the voting power of the shares outstanding and entitled to vote are present online (by remote communication) or represented by proxy at the Annual Meeting. On the Record Date, there were (i) 11,585,625 shares of common stock, including 551,051 shares of special voting common stock, and (ii) 10,491,000 shares of Series A Preferred Stock (after taking into account applicable beneficial ownership limitations as described above), which are convertible into 10,491,000 shares of common stock (based on a conversion price of $1.00, excluding accrued and unpaid dividends) and each entitled to 0.7 vote, or a total of 18,929,325 shares issued and outstanding and entitled to vote at the meeting. Thus, the holders of at least 9,464,663 shares representing a majority of the voting power must be present online (by remote communication) or represented by proxy at the Annual Meeting to have a quorum. Abstentions and “broker non-votes” that are present and entitled to vote are counted for purposes of determining a quorum.

If there is no quorum, then either the chair of the Annual Meeting or the holders of a majority of the voting power of the shares present at the Annual Meeting in person or represented by proxy may adjourn the meeting to another date.

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